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Exhibit 2.1

                            ASSET PURCHASE AGREEMENT

                  This ASSET PURCHASE AGREEMENT (this "Agreement"), dated as of April 25, 2003, is made and entered into by and between Multiband USA, Inc., a Minnesota Corporation and BROADBAND HOLDINGS, LLC, a South Dakota Corporation (together and combined, now referred to as "Buyer"), and SUNCOAST AUTOMATION, INC., an Illinois Corporation and DAUPHIN TECHNOLOGY, INC., an Illinois Corporation (together and combined, now referred to as "seller") the sole owner of all of the shares of stock of Seller ("Suncoast").

         WHEREAS, Seller is engaged in the business of providing cable television and high speed internet access to the timeshare industry (the "Business"); and

         WHEREAS, Dauphin is the owner of all of the shares of stock of Seller; and

         WHEREAS, Seller desires to sell and assign to Buyer, and Buyer desires to purchase and assume from Seller, on the terms and subject to the conditions set forth in this Agreement, substantially all of the assets and certain liabilities of Seller that are currently being used by Seller in the conduct of the Business.

         NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements and the conditions set forth in this Agreement, Buyers, Seller and Dauphin hereby agree as follows:

                                    ARTICLE I

                  TRANSFER OF ASSETS; ASSUMPTION OF LIABILITIES

         [1.01] Transfer of Assets. On the terms and subject to the conditions set forth in this Agreement, Seller shall, at the Closing (as defined in Section
3.01 hereof), sell, transfer and assign to Buyers, and Buyers shall purchase and acquire from Seller, all of Seller's right, title and interest, as of the Closing Date (as defined in Section 3.01 hereof), in and to all of the assets of Seller related to, or used in conjunction with, the Business (collectively, except for the excluded assets set forth in Section 1.02 hereof, the "Assets"), including, but not limited to:

                  a. All of the equipment, machinery, vehicles, furniture, fixtures, furnishings and leasehold improvements owned by Seller and used by Seller in the operation of the Business;

                  b. Seller's interest in all real property leases to which Seller is a party that are used in connection with the Business, all of which leases are identified under the caption referencing this Section
         1.01 b in the Disclosure Schedule;

                  c. Seller's interest in all personal property leases to which Seller is a party that are used in connection with the operation of the Business, all of which leases are identified under the caption referencing this Section 1.01 c in the Disclosure Schedule;

                  d. All of Seller's inventories of supplies, raw materials, parts, finished goods, work-in-process, product labels and packaging materials used in connection with the Business and Seller's interest in all orders or contracts for the purchase of supplies, raw materials, parts, product labels and packaging materials used in connection with the Business;

                  e. Seller's interest in all licenses, contracts or agreements with respect to the Business to which Seller is a party and, including, without limitation, those identified in Exhibit B as being assumed by the Buyer;

                  f. All unfilled or uncompleted customer contracts, commitments or purchase or sales orders received and accepted by Seller in connection with the Business in the ordinary course of business;

                  g. All documents or other tangible materials embodying technology or intellectual property rights owned by, licensed to or otherwise controlled by Seller and used in connection with the Business, whether such properties are located on Seller's business premises or on the business premises of Seller's

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         suppliers or customers, including, without limitation all software programs (including both source and object codes) and related documentation for software used in the Business;

                  h. All rights in patents, patent applications, trademarks, service marks, trade names, corporate names, copyrights, mask works, trade secrets or other intellectual property rights owned by, licensed to or otherwise controlled by Seller or used in, developed for use in or necessary to the conduct of the Business as now conducted or planned to be conducted and including the rights to institute or maintain any action or investigation for and to recover damages for any past infringement thereof or any actions of unfair competition relating thereto;

                  i. The name "Suncoast Automation, Inc." or any combination of words in which the name "Suncoast" or "Automation" appears or any rights associated with such name or any right to use such name in all jurisdictions in which Seller either currently uses any such name or has any right to use any such name;

                  j. All of Seller's books, records and other documents and information relating to the Assets or the Business, including, without limitation, all customer, prospect, dealer and distributor lists, sales literature, inventory records, purchase orders and invoices, sales orders and sales order log books, customer information, commission records, correspondence, employee payroll and personnel records, product data, material safety data sheets, price lists, product demonstrations, quotes and bids and all product catalogs and brochures;

                  k. All accounts or notes receivable (excluding intra-company accounts) owing to Seller that relate to the Business as shown in Exhibit C;

                  l. The current telephone listings of the Business and the right to use the telephone numbers currently being used at the principal offices and other offices or facilities of the Business;

                  m. All permits, licenses and other governmental approvals held by Seller with respect to the Business, to the extent they are assignable;

                  n. All prepaid expenses and deposits made by Seller with respect to the Business;

                  o. All cash and cash equivalents of Seller with respect to the Business;

                  p. Goodwill (including all goodwill associated with and symbolized by the name or names identified in subsection (i) above as used as a trademark or service mark and all goodwill associated with and symbolized by any other trademark or service mark, trade name or corporate name used in the conduct of the Business as now conducted), all related tangibles and intangibles which Seller uses in the conduct of the Business and all rights to continue to use the Assets in the conduct of a going business.

         The parties hereto expressly agree that Buyer is not assuming any of the liabilities, obligations or undertakings relating to the foregoing Assets, except for those liabilities and obligations specifically assumed by Buyer in
Section 1.03 hereof.

         1.02 Excluded Assets. Notwithstanding the terms of Section 1.01, the following assets shall be retained by Seller and shall not be sold, transferred or assigned to Buyer in connection with the purchase of the Assets:

                  (a) All bank accounts of Seller, after all cash on deposit in such accounts which constitutes an asset of the Business has been transferred to Buyer at the Closing pursuant to Section 1.01 o; and

                  (b) All corporate certificates of authority and corporate minute books and the corporate stock record or register of Seller.

         1.03 Assumption of Liabilities. Buyer shall assume, pay, perform in accordance with their terms or otherwise satisfy, as of the Closing Date:

                  (a)  The liabilities of Seller set forth in Exhibit A hereto;
                       and

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                  (b)  Seller's obligations under the leases, agreements,
         contracts, arrangements and licenses described in Exhibit B hereto.

         1.04 Excluded Liabilities. Other than as set forth above in Section 1.03, Seller shall retain, and Buyer shall not assume, and nothing contained in this Agreement shall be construed as an assumption by Buyer of, any liabilities, obligations or undertakings of Seller of any nature whatsoever, whether accrued, absolute, fixed or contingent, known or unknown due or to become due, un-liquidated or otherwise. Seller shall be responsible for all of the liabilities, obligations and undertakings of Seller not assumed by Buyer pursuant to Section 1.03 hereof.

                                   ARTICLE II

                                 PURCHASE PRICE

         2.01 Amount. The total purchase price (the "Purchase Price") for the Assets shall be the sum of:

                  (a)  Three Hundred Thousand Dollars ($300,000);

                  (b) less the value of the liabilities and obligations of Seller to be assumed by Buyer pursuant to Section 2.03 (a) and identified on Exhibit A hereto;

                  (c) less the Highland Payoff Amount as defined in Section 10.01; and

                  (d) plus the amount of the Accounts Receivable identified on Exhibit C hereto.

         2.02 Manner of Payment. Payment of the Purchase Price may be made in United States Dollars. Buyer shall pay the Purchase Price for the Assets to Seller on the Closing Date by wire transfer to Seller's account at _____ Bank, _____, _____ (account #_____).

         2.03 Allocation of Purchase Price. The Buyer and Seller have allocated the Purchase Price among the Assets as set forth on Exhibit D, which exhibit shall be updated as of the Closing Date in such a manner as determined by Buyer subject to Seller's consent (which shall not be unreasonably withheld), after taking into account any appraisals which may be obtained by Buyer, the applicable Treasury Regulations and the fair market value of such items. Buyer shall prepare for filing all Returns (as defined in Section 2.13 (a) that may be required with respect to the transaction provided for herein pursuant to Section 1060 of the Internal Revenue Code of 1986, as amended (the "Code"), any Treasury Regulations promulgated thereunder, any other similar provision of the Code and any other similar, applicable foreign, state or local tax law or regulation. Seller shall provide information that may be required by Buyer for the purpose of preparing such Returns, execute and file such Returns as requested by Buyer and file all other returns and tax information on a basis that is consistent with such Returns prepared by Buyer.

                                   ARTICLE III

                                     CLOSING

         3.01 Closing. The closing of the transactions contemplated by this Agreement (the "Closing") will take place at the offices of Suncoast Automation in Oldsmar, Florida at 10:00 a.m. on or before May 1, 2003 or at such other place and on such other date as is mutually agreeable to Buyer and Seller. The date on which the Closing occurs is referred to herein as the "Closing Date," and the Closing shall be deemed effective as of 2:00 p.m., Chicago time, on the Closing Date.

         3.02 General Procedure. At the Closing, each party shall deliver to the party entitled to receipt thereof the documents required to be delivered pursuant to Article VIII hereof and such other documents, instruments and materials (or complete and accurate copies thereof, where appropriate) as may be reasonably required in order to effectuate the intent and provisions of this Agreement, and all such documents, instruments and materials shall be satisfactory in form and substance to counsel for the receiving party. The conveyance, transfer, assignment and delivery of the Assets shall be effected by Seller's execution and delivery to Buyer of a bill of sale substantially in the form attached hereto as Exhibit J (the "Bill of Sale) and such other instruments of conveyance, transfer, assignment and delivery as Buyer shall reasonably request to cause Seller to transfer, convey, assign and deliver the Assets to Buyer, and the assignment and assumption of Seller's Liabilities to Buyer shall be effected by Seller's and Buyer's execution of an assignment and assumption (the "Assignment and Assumption Agreement").


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                                   ARTICLE IV

              REPRESENTATIONS AND WARRANTIES OF SELLER AND DAUPHIN

         Seller and Dauphin hereby represent and warrant to Buyer that, except as set forth in the Disclosure Schedule delivered by Seller to Buyer on the date hereof (the "Disclosure Schedule") (which Disclosure Schedule sets forth the exceptions to the representations and warranties contained herein.

         4.01 Incorporation and Corporate Power. Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Florida and has all requisite corporate power and authority and all authorizations, licenses, permits and certifications necessary to carry on the Business as now being conducted and to own, lease and operate the Assets. Dauphin is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Illinois. Seller is qualified as a foreign corporation to do business in every jurisdiction in which the nature of its business or its ownership of property requires it to be qualified and in which the failure to be so qualified would have a material adverse effect on the financial or operating condition of the Business.

         4.02 Subsidiaries. The Assets do not include any stock, partnership interest, joint venture interest or any other security or ownership interest issued by any other corporation, organization or entity.

         4.03 Execution, Delivery; Valid and Binding Agreement. The execution, delivery and performance of this Agreement by Seller and Dauphin and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Seller and Dauphin, and no other proceedings on their part are necessary to authorize the execution, delivery and performance of this Agreement. This Agreement has been duly executed and delivered by Seller and Dauphin and, assuming that this Agreement is the valid and binding agreement of Buyer, constitutes the valid and binding obligation of Seller and Dauphin, enforceable in accordance with its terms.

         4.04 Authority; No Breach. Seller and Dauphin have the requisite corporate power and authority to execute and deliver this Agreement and to perform their obligations hereunder. The execution, delivery and performance of this Agreement by Seller and Dauphin and the consummation of the transactions contemplated hereby do not conflict with or result in any breach of any of the provisions of, or constitute a default under, result in a violation of, result in the creation of a right of termination or acceleration or any lien, security interest, charge or encumbrance upon any assets of Seller or Dauphin, or require any authorization, consent, approval, exemption or other action by or notice to any court or other governmental body, under the provisions of the Articles or Certificate of Incorporation or Bylaws of Seller or Dauphin or any indenture, mortgage, lease, loan agreement or other agreement or instrument by which Seller or Dauphin or the Assets are bound or affected (other than consents required under Section 8.01(d) hereof, which Seller and Dauphin undertake to obtain prior to the Closing Date), or any law, statute, rule or regulation or order, judgment or decree to which Seller or Dauphin or the Assets are subject.

         4.05 Governmental Authorities; Consents. Seller and Dauphin are not required to submit any notice, report or other filing with any governmental authority in connection with the execution or delivery by it of this Agreement or the consummation of the transactions contemplated hereby. No consent, approval or authorization of any governmental or regulatory authority is required to be obtained by Seller or Dauphin in connection with its execution, delivery and performance of this Agreement.

         4.06     Financial Statements. Seller has delivered to Buyer copies of
(a) the Historical Income Statement as of March 31, 2003 attached hereto as Exhibit E (the "Income Statement") and (b) the Balance Sheet as of March 31, 2003 attached hereto as Exhibit F (the "Balance Sheet") (the Income Statement and the Balance Sheet, together, the "Financial Statements"). The Financial Statements are based upon the information contained in the books and records of Seller and fairly present the financial condition of the business as of the dates thereof and results of operations for the periods referred to therein. The Financial Statements have been prepared in accordance with generally accepted accounting principles, consistently applied throughout the periods indicated.

         4.07 Absence of Undisclosed Liabilities. With respect to the Assets or the operations of the Business, Seller has no liabilities (whether accrued, absolute, contingent, un-liquidated or otherwise, whether due or to become due, whether known or unknown, and regardless of when asserted) arising out of transactions or events heretofore entered into, or any action or inaction, or any state of facts existing, with respect to or based upon transactions or events heretofore occurring, except (i) as reflected in the Balance Sheet, or
(ii) liabilities which have arisen after the date of the Balance Sheet in the ordinary course of business (none of which is a material uninsured liability for breach of contract, breach of warranty, tort, infringement, claim or lawsuit).

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         4.08     No Material Adverse Changes. Since December 31, 2002, the
"Balance Sheet Date" there has been no material adverse change in the assets, financial condition, operating results, customer, employee or supplier relations, business condition or prospects of Seller.

         4.09 Absence of Certain Developments. Since the Balance Sheet Date, Seller has not:

                  (a) borrowed any amount or incurred or become subject to any liability except (i) current liabilities incurred in the ordinary course of business and (ii) liabilities under contracts entered into in the ordinary course of business;

                  (b) mortgaged, pledged or subjected to any lien, charge or any other encumbrance, any of the Assets except (i) liens for current property taxes not yet due and payable, (ii) liens imposed by law and incurred in the ordinary course of business for obligations not yet due to carriers, warehousemen, laborers, material-men and the like, or
         (iii) liens in respect of pledges or deposits under workers' compensation laws;

                  (c) discharged or satisfied any lien or encumbrance or paid any liability, other than current liabilities paid in the ordinary course of business;

                  (d) sold, assigned or transferred (including, without limitation, transfers to any employees, affiliates or shareholders) any tangible assets of the Business or canceled any debts or claims, in each case, except in the ordinary course of business;

                  (e) sold, assigned or transferred (including, without limitation, transfers to any employees, affiliates or shareholders) any patents, trademarks, trade names, copyrights, trade secrets or other intangible assets used in or held for use in the Business;

                  (f) disclosed, to any person other than Buyer and authorized representatives of Buyer, any proprietary confidential information of the Business or otherwise related to the Assets;

                  (g) waived any rights of material value or suffered any extraordinary losses or adverse changes in collection loss experience, whether or not in the ordinary course of business or consistent with past practice;

                  (h) taken any other action or entered into any other transaction other than in the ordinary course of business and in accordance with past custom and practice, or entered into any transaction with any "insider" (as defined in Section 4.21 hereof);

                  (i) suffered any material theft, damage, destruction or loss of or to any property or properties owned or used by it in connection with the Business, whether or not covered by insurance;

                  (j) made or granted any bonus or any wage, salary or compensation increase to any officer or employee, or consultant or made or granted any increase in any employee benefit plan or arrangement, or amended or terminated any existing employee benefit plan or arrangement, or adopted any new employee benefit plan or arrangement or made any commitment or incurred any liability to any labor organization;

                  (k) made any single capital expenditure or commitment therefore in excess of $1,000;

                  (l) made any loans or advances to, or guarantees for the benefit of, any persons; or

                  (m)  made any charitable contributions or pledges.

         4.10     Title to Properties.

                  (a) The real property demised by the leases (the "Leases") described under the caption referencing Real Property Leases in the Disclosure Schedule constitutes all of the real property used or occupied by Seller used in connection with the Business (the "Real Property").

                  (b) The Leases are in full force and effect, and Seller holds a valid and existing leasehold interest under each of the Leases for the term set forth under such caption in the Disclosure Schedule. Seller has delivered to Buyer complete and accurate copies of each of the Leases, and none of the Leases has been modified in any respect, except to the extent that such modifications are disclosed by the copies delivered to Buyer. Seller is not in default, and no circumstances exist which, if un-remedied, would, either with or without notice or the passage of time or both, result in such default under any of the Leases; nor, to the best knowledge of Seller, is any other party to any of the Leases in default.

                  (c) Seller owns good and marketable title to the Assets, including each of the tangible properties and tangible assets reflected on the Balance Sheet or acquired since the date thereof, free and clear of all liens and encumbrances, some of which are listed on Exhibit G, except for (i) liens for current taxes not yet due and payable, (ii) the properties subject to the Leases, (iii) assets disposed of since the Balance Sheet Date in the ordinary course of business, (iv) liens imposed by law and incurred in the ordinary course of business for obligations not yet due to carriers, warehousemen, laborers and material-men and (v) liens in respect of pledges or deposits under workers' compensation laws, all of which liens aggregate less than $1,000.

                  (d) There are no defects in the Assets or other conditions relating thereto which, in the aggregate, materially adversely affect the operation or value of the Assets.

                  (e) Seller is not in violation of any applicable zoning ordinance or other law, regulation or requirement relating to the operation of any properties used in the operation of the Business, and Seller has not received any notice of any such violation, or the existence of any condemnation proceeding with respect to any of the Real Property, except, in each case, with respect to violations the potential consequences of which do not or will not have a material adverse effect on Seller.

                  (f) Seller has no knowledge of improvements made or contemplated to be made by any public or private authority, the costs of which are to be assessed as special taxes or charges against any of the Real Property, and there are no present assessments.

         4.11 Accounts Receivable. The accounts receivable of the Business reflected on Exhibit C are valid receivables, are not subject to valid counterclaims or setoffs, and are collectible in accordance with their terms, except to the extent of the bad debt reserve reflected on the Balance Sheet.

         4.12 Inventory. Seller's inventory of raw materials, work in process and finished goods relating to the Business consists of items of a quality and quantity usable and, with respect to finished goods only, salable at the Seller's normal profit levels, in each case, in the ordinary course of the business. Seller's inventory of finished goods generated by the Business is not slow-moving as determined in accordance with past practices, obsolete or damaged and is merchantable and fit for its particular use. As of the date of the Balance Sheet, the values at which such inventory is carried on the Balance Sheet are in accordance with generally accepted accounting principles and shown on Exhibit I.

         4.13     Tax Matters

                  (a) Each of Sellers and any subsidiary, any affiliated, combined or unitary group of which the Company or any subsidiary is or was a member each, a "Tax Affiliate" and, collectively, (the "Tax Affiliates"), has: (i) timely filed (or has had timely filed on its behalf) all returns, declarations, reports, estimates, information returns, and statements ("Returns") required to be filed or sent by it in respect of any "Taxes" (as defined in subsection (m) below) or required to be filed or sent by it by any taxing authority having jurisdiction; (ii) timely and properly paid (or has had paid on its behalf) all Taxes shown to be due and payable on such Returns; (iii) established on the Balance Sheet, in accordance with generally accepted accounting principles, reserves that are adequate for the payment of any Taxes not yet due and payable; (iv) complied with all applicable laws, rules, and regulations relating to the withholding of Taxes and the payment thereof (including, without limitation, withholding of Taxes under Sections 1441 and 1442 of the Internal Revenue Code of 1986, as amended (the "Code"), or similar provisions under any foreign laws), and timely and properly withheld from individual employee wages and paid over to the proper governmental authorities all amounts required to be so withheld and paid over under all applicable laws.

                  (b) There are no liens for Taxes upon any of the Assets, except liens for Taxes not yet due.

                  (c) No deficiency for any Taxes has been proposed, asserted or assessed against Seller or the Tax Affiliates that has not been resolved and paid in full. No waiver, extension or comparable consent given by Seller or the Tax Affiliates regarding the application of the statute of limitations with respect to any Taxes or Returns is outstanding, nor is any request for any such waiver or consent pending. There has been no Tax audit or other administrative proceeding or court proceeding with regard to any Taxes or Returns, nor is any such Tax audit or other proceeding pending, nor has there been any notice to Seller by any Taxing authority regarding any such Tax, audit or other proceeding, or, to the best knowledge of Seller, is any such Tax audit or other proceeding threatened with regard to any Taxes or Returns. Seller does not expect the assessment of any additional Taxes on Seller or the Tax Affiliates and is not aware of any unresolved questions, claims or disputes concerning the liability for Taxes on Seller or the Tax Affiliates which would exceed the estimated reserves established on its books and records.

                  (d) Neither Seller nor any Tax Affiliate is a party to any agreement, contract or arrangement that would result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code and the consummation of the transactions contemplated by this Agreement will not be a factor causing payments to be made by Seller or any Tax Affiliate that are not deductible (in whole or in part) under Section 280G of the Code.

                  (e) Neither Seller nor any Tax Affiliate has requested any extension of time within which to file any Return, which Return has not since been filed.

                  (f) No Asset is property that Seller or any Tax Affiliates is or will be required to treat as being owned by another person under the provisions of Section 168(f)(8) of the Code (as in effect prior to amendment by the Tax Reform Act of 1986) or is "tax-exempt use property" within the meaning of Section 168 of the Code.

                  (g) Neither Seller nor any Tax Affiliate is required to include in income any adjustment under Section 481(a) of the Code by reason of a voluntary change in accounting method initiated by Seller or any Tax Affiliate as a result of the Tax Reform Act of 1986 and neither Seller nor any Tax Affiliate has knowledge that the Internal Revenue Service has proposed any such adjustment or change in accounting method.

                  (h) All transactions that could give rise to an understatement of federal income tax (within the meaning of Section 6661 of the Code as it applied prior to repeal) or an underpayment of tax (within the meaning of Section 6662 of the Code) were reported in a manner for which there is substantial authority or were adequately disclosed (or, with respect to Returns filed before the Closing Date, will be reported in such a manner or adequately disclosed) on the Returns required in accordance with Sections 6661(b)(2)(B) and 6662(d)(2)(B) of the Code.

                  (i) Neither Seller nor any Tax Affiliate has engaged in any transaction that would result in a deemed election under Section 338(e) of the Code, and neither Seller nor any Tax Affiliate will engage in any such transaction within any applicable "consistency period" (as such term is defined in Section 338 of the Code).

                  (j) Neither Seller nor any Tax Affiliate has filed any consent under Section 341(f) of the Code.

                  (k) Seller and the Tax Affiliates are, and at all times have been, corporations or associations taxable as corporations for United States income tax purposes.

                  (l) All deductions claimed or reported on all Returns of Seller and any Tax Affiliate on account of royalties or similar fees payable with respect to any intellectual property of Seller or any other party are allowable in full.

                  (m) For purposes of this Agreement, the term "Taxes" means all taxes, charges, fees, levies, or other assessments, including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, social security, unemployment, excise, estimated, severance, stamp, occupation, property, or other taxes, customs duties, fees, assessments, or charges of any kind whatsoever, including, without limitation, all interest and penalties thereon, and additions to tax or additional amounts imposed by any taxing authority, domestic or foreign, upon Seller or any Tax Affiliate.





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         4.14     Contracts and Commitments. Exhibit B lists all of the material agreements, whether oral or written, to which Seller is a party, which are currently in effect, and which relate to the operation of the Business or the Assets.

Seller has performed all obligations required to be performed by it in connection with such contracts or commitments and is not in receipt of any claim of default under any such contract or commitment. Seller has no present expectation or intention of not fully performing any material obligation pursuant to any such contract or commitment; and Seller has no knowledge of any breach or anticipated breach by any other party to any such contract or commitment.

Prior to the date of this Agreement, Buyer has been supplied with a true and correct copy of each such written contract or commitment, and a written description of each such oral contract or commitment, together with all amendments, waivers or other changes thereto.

         4.15 Intellectual Property Rights. The Seller has no rights in patents, patent applications, trademarks, service marks, trade names, corporate names, copyrights mask works, trade secrets, know-how or other intellectual property rights owned by, licensed to or otherwise controlled by Seller in connection with the conduct of the Business or used in, developed for use in or necessary to the conduct of the Business as now conducted or planned to be conducted. Seller has not received any notice of any infringement, misappropriation or violation by Seller of any intellectual property rights of any third parties and Seller has not infringed, misappropriated or otherwise violated any such intellectual property rights; and no infringement, illicit copying, misappropriation or violation has occurred or will occur with respect to products currently being sold by Seller or with respect to the products currently under development (in their present state of development) or with respect to the conduct of the Business as now conducted.

         4.16 Litigation. There are no actions, suits, proceedings, orders or investigations pending or, to the best knowledge of Seller, threatened against Seller, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, and there is no reasonable basis known to Seller for any of the foregoing. Seller has not received any opinion or legal advice to the effect that Seller is exposed from a legal standpoint to any liability or disadvantage which may be material to the Assets, financial condition, operating result, business condition or prospects of the Business or Seller.

         4.17 Warranties. There are no claims outstanding, pending or, to the best knowledge of Seller, threatened for breach of any warranty relating to any products of the Business sold by Seller prior to the date hereof. The reserves for warranty claims on the Balance Sheet, if any, are consistent with Seller's prior practices and are fully adequate to cover all warranty claims made or to be made against any products of the Business sold prior to the date thereof.

         4.18 Employees. Seller leases the employees that run the Business from Gevity, Inc. ("Gevity"). With respect to these employees: (a) to the best knowledge of Seller, no employee has any plans to terminate his employment; (b) Seller and, to the best knowledge of Seller, Gevity have complied with all laws relating to the employment of labor, including provisions thereof relating to wages, hours, equal opportunity, collective bargaining and the payment of social security and other taxes; (c) Seller has no material labor relations problem pending and its labor relations are satisfactory; (d) there are no workers' compensation claims pending against Seller or, to the best knowledge of Seller, Gevity, nor is Seller aware of any facts that would give rise to such a claim;
(e) to the best knowledge of Seller, no employee is subject to any secrecy or non-competition agreement or any other agreement or restriction of any kind that would impede in any way the ability of such employee to carry out fully all activities of such employee in furtherance of the Business; and (f) no employee or former employee has any claim with respect to any intellectual property rights of Seller

         4.19 Employee Benefit Plans. Seller does not maintain or contribute to any nonqualified deferred compensation or retirement plans, contracts or arrangements; (ii) Seller does not maintain or contribute to any qualified defined contribution plans (as defined in Section 3(34) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or Section 414(i) of the Code; (iii) Seller does not maintain or contribute to any qualified defined benefit plans (as defined in Section 3(35) of ERISA or Section 414(j) of the Code); and (iv) Seller does not maintain or contribute to any employee welfare benefit plans (as defined in Section 3(1) of ERISA).

         4.20 Affiliate Transactions. No officer, director or employee of Seller or any member of the immediate family of any such officer, director or employee, or any entity in which any of such persons owns any beneficial interest (other than any publicly-held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than one percent of the stock of which is beneficially owned by any of such persons) (collectively "insiders"), has any agreement with Seller (other than normal employment arrangements) or any interest in any property, real, personal or mixed, tangible or intangible, used in or pertaining to the Business of Seller (other than ownership of capital stock of Seller). None of the insiders has any direct or indirect interest in any competitor, supplier or customer of Seller or in any person, firm or entity from whom or to whom Seller leases any property, or in any other person, firm or entity with whom Seller transacts business of any nature. For purposes of this
Section 4.20, the members of the immediate family of an officer, director or employee shall consist of the spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, and brothers- and sisters-in-law of such officer, director or employee.

         4.21 Customers and Suppliers. No customer of the Business or significant supplier of the in inventory or raw materials has indicated that it will stop or decrease the rate of business done with Seller except for changes in the ordinary course of Seller's business.

         4.22     Compliance with Laws; Permits.

                  (a) Seller and its officers, directors, agents and employees and the employees of the Business have complied in all material respects with all applicable laws, regulations and other requirements, including, but not limited to, federal, state, local and foreign laws, ordinances, rules, regulations and other requirements pertaining to product labeling, consumer products safety, equal employment opportunity, employee retirement, affirmative action and other hiring practices, occupational safety and health, workers' compensation, unemployment and building and zoning codes, which materially affect the Business, the Assets or the Real Property and to which Seller may be subject, and no claims have been filed against Seller alleging a violation of any such laws, regulations or other requirements. Seller has no knowledge of any action, pending or threatened, to change the zoning or building ordinances or any other laws, rules, regulations or ordinances affecting the Assets or the Real Property. Seller is not relying on any exemption from or deferral of any such applicable law, regulation or other requirement that would not be available to Buyer after it acquires the Assets.

                  (b) Except for standard corporation filings and certificates of authority to conduct business in foreign jurisdictions, Seller is not required to have any licenses, permits and certificates, including environmental certificates, consents or approvals, from federal, state, local and foreign authorities (including, without limitation, federal and state agencies regulating occupational health and safety) to conduct its Business and own and operate the Assets

                  (c) In connection with the Business, Seller has not made or agreed to make gifts of money, other property or similar benefits (other than incidental gifts of articles of nominal value) to any actual or potential customer, supplier, governmental employee or any other person in a position to assist or hinder Seller in connection with any actual or proposed transaction.

                  (d) In particular, but without limiting the generality of the foregoing, Seller has not violated and has no liability, and has not received a notice or charge asserting any violation of or liability under, the federal Occupational Safety and Health Act of 1970 or any other federal or state acts (including rules and regulations thereunder) regulating or otherwise affecting employee health and safety in connection with the Business.

         4.23     Environmental Matters.

                       (a) As used in this Section 4.23, the following terms shall have the following meanings:

                       (1) "Hazardous Materials" means any dangerous, toxic or hazardous pollutant, contaminant, chemical, waste, material or substance as defined in or governed by any federal, state or local law, statute, code, ordinance, regulation, rule or other requirement relating to such substance or otherwise relating to the environment or human health or safety, including without limitation any waste, material, substance, pollutant or contaminant that might cause any injury to human health or safety or to the environment or might subject Seller to any imposition of costs or liability under any Environmental Law.

                       (2) "Environmental Laws" means all applicable federal, state, local and foreign laws, rules, regulations, codes, ordinances, orders, decrees, directives, permits, licenses and judgments relating to pollution, contamination or protection of the environment (including, without limitation, all applicable federal, state, local and foreign laws, rules, regulations, codes, ordinances, orders, decrees, directives, permits, licenses and judgments relating to Hazardous Materials in effect as of the date of this Agreement).

                      (3) "Release" shall mean the spilling, leaking, disposing, discharging, emitting, depositing, ejecting, leaching, escaping or any other release or threatened release, however defined, whether intentional or unintentional, of any Hazardous Material.

                  (b) Seller, with respect to the Business and the Real Property, is in material compliance with all applicable Environmental Laws.

                  (c) No Hazardous Materials have been generated, treated, contained, handled, located, used, manufactured, processed, buried, incinerated, deposited, stored, or released on, under or about any part of the Real Property.

                  (d) Seller has not received notice alleging in any manner that Seller is, or might be potentially responsible for, any Release of Hazardous Materials, or any costs arising under or violation of Environmental Laws with respect to the Business or the Assets.

                  (e) No expenditure will be required in order for Buyer to comply with any Environmental Laws in effect at the time of the Closing in connection with the operation or continued operation of the Business or the Real Property in a manner consistent with the current operation thereof by Seller.

                  (f) Seller has not obtained any environmental reports or investigations with respect to the Business and the Assets, including the Real Property.

                  (g) No lien has been attached or filed against Seller (with respect to the Business or the Assets) or the Assets or the Real Property in favor of any governmental or private entity for (i) any liability or imposition of costs under or violation of any applicable Environmental Law; or (ii) any Release of Hazardous Materials.

                  (h) Seller, on behalf of itself and its successors and assigns, hereby waives, releases and agrees not to bring any claim, demand, cause of action or proceeding, including without limitation any cost recovery action, against Buyer under any Environmental Law in connection with the Buyer's purchase, ownership or operation of the Business and the Assets.

         4.24 Brokerage. No third party shall be entitled to receive any brokerage commissions, finder's fees, fees for financial advisory services or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Seller.

         4.25 Disclosure. Neither this Agreement nor any of the Exhibits hereto nor any of the documents delivered by or on behalf of Seller pursuant to Article IIX hereof nor the Disclosure Schedule nor any of the financial statements referred to in Section 4.06 hereof, taken as a whole, contain any untrue statement of a material fact regarding Seller or the Business or any of the other matters dealt with in this Article IV relating to Seller or the transactions contemplated by this Agreement. This Agreement, the Exhibits hereto, the documents delivered to Buyer by or on behalf of Seller pursuant to
Article IIX hereof, the Disclosure Schedule and the financial statements referred to in Section 4.06 hereof, taken as a whole, do not omit any material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading, and there is no fact which has not been disclosed to Buyer of which any officer or director of Seller is aware which materially affects adversely or could reasonably be anticipated to materially affect adversely the Assets or the Business, including operating results, assets, customer relations, employee relations and business prospects.


                                    ARTICLE V

                     REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer hereby represents and warrants to Seller that:

         5.01 Incorporation and Corporate Power. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of South Dakota, with the requisite corporate power and authority to enter into this Agreement and perform its obligations hereunder.

         5.02 Execution, Delivery; Valid and Binding Agreement. The execution, delivery and performance of this Agreement by Buyer and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite corporate action, and no other corporate proceedings on its part are necessary to authorize the execution, delivery or performance of this Agreement. This Agreement has been duly executed and delivered by Buyer and constitutes the valid and binding obligation of Buyer, enforceable in accordance with its terms.

         5.03 No Breach. The execution, delivery and performance of this Agreement by Buyer and the consummation by Buyer of the transactions contemplated hereby do not conflict with or result in any breach of any of the provisions of, constitute a default under, result in a violation of, result in the creation of a right of termination or acceleration or any lien, security interest, charge or encumbrance upon any assets of Buyer, or require any authorization, consent, approval, exemption or other action by or notice to any court or other governmental body, under the provisions of the Articles of Incorporation or Bylaws of Buyer or any indenture, mortgage, lease, loan agreement or other agreement or instrument by which Buyer is bound or affected, or any law, statute, rule or regulation or order, judgment or decree to which Buyer is subject.

         5.04 Governmental Authorities; Consents. Buyer is not required to submit any notice, report or other filing with any governmental authority in connection with the execution or delivery by it of this Agreement or the consummation of the transactions contemplated hereby. No consent, approval or authorization of any governmental or regulatory authority or any other party or person is required to be obtained by Buyer in connection with its execution, delivery and performance of this Agreement or the transactions contemplated hereby.

         5.05 Brokerage. No third party shall be entitled to receive any brokerage commissions, finder's fees, fees for financial advisory services or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Buyer.

                                   ARTICLE VI

                               COVENANTS OF SELLER

         6.01 Conduct of the Business. In connection with the Assets or the Business, Seller agrees to observe each term set forth in this Section 6.01 and agrees that, from the date hereof until the Closing Date, unless otherwise consented to by Buyer in writing:

              (a) The Business shall be conducted only in, and Seller shall not take any action except in, the ordinary course of Seller's business, on an arm's-length basis and in accordance in all material respects with all applicable laws, rules and regulations and Seller's past custom and practice;

              (b) Seller shall not, directly or indirectly, do or permit to occur any of the following insofar as they relate to Business or the
         Assets: (i) sell, pledge, dispose of or encumber any of the Assets, except in the ordinary course of business; (ii) acquire (by merger, exchange, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership, joint venture or other business organization or division or material assets thereof; (iii) incur any indebtedness for borrowed money or issue any debt securities except the borrowing of working capital in the ordinary course of business and consistent with past practice; (iv) permit any accounts payable owed to trade creditors to remain outstanding more than 60 days; (v) accelerate, beyond the normal collection cycle, collection of accounts receivable; or (vi) enter into or propose to enter into, or modify or propose to modify, any agreement, arrangement or understanding with respect to any of the matters set forth in this Section 6.01(b);

              (c) Seller shall not, directly or indirectly, (i) enter into or modify any employment, severance or similar agreements or arrangements with, or grant any bonuses, salary increases, severance or termination pay to, any officers or directors or consultants; or (ii) take any action with respect to the grant of any bonuses, salary increases, severance or termination pay or with respect to any increase of benefits payable in effect on the date hereof;

              (d) Seller shall not adopt or amend any bonus, profit sharing, compensation, pension, retirement, deferred compensation, employment or other employee benefit plan, trust, fund or group arrangement for the benefit or welfare of any employees or affiliates;

              (e) Seller shall not cancel or terminate its current insurance policies covering the Assets and the Business, or cause any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies providing coverage equal to or greater than the coverage under the canceled, terminated or lapsed policies for substantially similar premiums are in full force and effect;

              (f) Seller shall (i) use its best efforts to preserve intact the organization and goodwill of the Business, keep available the services of Seller's officers and employees as a group and maintain satisfactory relationships with suppliers, distributors, customers and others having business relationships with Seller in connection with the Business;
         (ii) confer on a regular and frequent basis with representatives of Buyer to report operational matters and the general status of ongoing operations with respect to the Business; (iii) not intentionally take any action which would render, or which reasonably may be expected to render, any representation or warranty made by it in this Agreement untrue at the Closing; (iv) notify Buyer of any emergency or other change in the normal course of the Business or in the operation of the properties of the Business and of any governmental or third party complaints, investigations or hearings (or communications indicating that the same may be contemplated) if such emergency, change, complaint, investigation or hearing would be material, individually or in the aggregate, to the business, operations or financial condition of Seller or to Seller's or Buyer's ability to consummate the transactions contemplated by this Agreement; and (v) promptly notify Buyer in writing if Seller shall discover that any representation or warranty made by it in this Agreement was when made, or has subsequently become, untrue in any respect;

              (g) Seller shall (i) file any Tax returns, elections or information statements with respect to any liabilities for Taxes of Seller or other matters relating to Taxes of Seller which affect the Assets and pursuant to applicable law must be filed prior to the Closing Date; (ii) promptly upon filing provide copies of any such Tax returns, elections or information statements to Buyer; (iii) make any such Tax elections or other discretionary positions with respect to Taxes taken by or affecting Seller only upon prior consultation with and consent of Buyer; and (iv) not amend any Return;

              (h) Neither Seller nor any of its Affiliates shall make any election without respect to Taxes, change an annual accounting period, adopt or change any accounting method or file any amended return, report or form, if such election, adoption, change or filing would have the effect of increasing the Tax liability of the Buyer with respect to any period ending after the Closing Date; and

              (i) Seller shall not perform any act referenced by (or omit to perform any act which omission is referenced by) the terms of Section 4.09.

         6.02 Access to Books and Records. Between the date hereof and the Closing Date, Seller shall afford to Buyer and its authorized representatives (the "Buyer's Representatives") full access at all reasonable times and upon reasonable notice to the offices, properties, books, records, officers, employees and other items of the Business, and otherwise provide such assistance as is reasonably requested by Buyer in order that Buyer may have a full opportunity to make such investigation and evaluation as it shall reasonably desire to make of the Business and the Assets. In addition, Seller and its officers and directors shall cooperate fully (including providing introductions where necessary) with Buyer to enable Buyer to contact such third parties, including customers, prospective customers, specifying agencies, vendors or suppliers of the Business, as Buyer deems reasonably necessary to complete its due diligence.

         6.03 Conditions. Seller shall take all commercially reasonable actions necessary or desirable to cause the conditions set forth in Section 8.01 to be satisfied and to consummate the transactions contemplated herein as soon as reasonably possible after the satisfaction thereof (but in any event within three business days of such date).

         6.04 No Negotiations. Seller shall not directly or indirectly, through any officer, director, agent or otherwise, solicit, initiate or encourage submission of any proposal or offer from any person or entity (including any of its or their officers or employees) relating to any liquidation, dissolution, recapitalization, merger, consolidation or acquisition or purchase of all or a material portion of the assets of, or any equity interest in, Seller or other similar transaction or business combination involving Seller or participate in any negotiations regarding, or furnish to any other person any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person or entity to do or seek any of the foregoing. Seller shall promptly notify Buyer if any such proposal or offer, or any inquiry from or contact with any person with respect thereto, is made and shall promptly provide Buyer with such information regarding such proposal, offer, inquiry or contact as Buyer may request.

         6.05 Non-competition Covenant. During the three-year period commencing on the Closing Date, Seller, and its officers, directors and principal shareholders shall not directly or indirectly engage in any business activities that are competitive with the Business prior to the consummation of the transactions contemplated hereby or the business of Buyer or any of its subsidiaries. Seller understands that Buyer would not have agreed to purchase the Assets without having received this non-competition covenant from Seller, and Seller acknowledges that it has entered into this non-competition covenant as a material inducement to Buyer to consummate the transactions contemplated hereby.

                                   ARTICLE VII

                               COVENANTS OF BUYER

         Buyer covenants and agrees with Seller to take all commercially reasonable actions necessary or desirable to cause the conditions set forth in
Section 8.02 to be satisfied and to consummate the transactions contemplated herein as soon as reasonably possible after the satisfaction thereof (but in any event within three business days of such date).

                                  ARTICLE VIII

                              CONDITIONS TO CLOSING

         8.01 Conditions to Buyer's Obligations. The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions on or before the Closing Date:

              (a) The representations and warranties set forth in Article V hereof shall be true and correct in all material respects at and as of the Closing Date as though then made and as though the Closing Date had been substituted for the date of this Agreement throughout such representations and warranties (without taking into account any disclosures by Seller of discoveries, events or occurrences arising on or after the date hereof), except that any such representation or warranty made as of a specified date (other than the date hereof) shall only need to have been true on and as of such date;

              (b) Seller shall have performed in all material respects all of the covenants and agreements required to be performed and complied with by it under this Agreement prior to the Closing;

              (c) Seller shall have assigned to Buyer the agreements and permits specified in Exhibit B;

              (d) Seller shall have obtained, or caused to be obtained, each consent and approval necessary in order that the transactions contemplated herein not constitute a breach or violation of, or result in a right of termination or acceleration of, or creation of any encumbrance on any of the Assets pursuant to the provisions of, any agreement, arrangement or undertaking of or affecting Seller or any license, franchise or permit of or affecting Seller, regardless of whether assigned to Seller pursuant to Section 9.01(c);

              (e) Dauphin and it's board of Directors shall have taken all steps required and or required by law to approve this Agreement and the transactions contemplated hereby;

              (f) There shall not be threatened, instituted or pending any action or proceeding, before any court or governmental authority or agency, domestic or foreign, (i) challenging or seeking to make illegal, or to delay or otherwise directly or indirectly restrain or prohibit, the consummation of the transactions contemplated hereby or seeking to obtain material damages in connection with such transactions, (ii) seeking to prohibit direct or indirect ownership or operation by Buyer of all or a material portion of the Assets, or to compel Buyer or any of its subsidiaries to dispose of or to hold separately all or a material portion of the business or assets of Buyer and its subsidiaries, as a result of the transactions contemplated hereby, (iii) seeking to invalidate or render unenforceable any material provision of this Agreement or any of the other agreements listed on the attached Exhibit B (collectively, the "Related Agreements"), or (iv) otherwise relating to and materially adversely affecting the transactions contemplated hereby;

              (g) There shall not be any action taken, or any statute, rule, regulation, judgment, order or injunction enacted, entered, enforced, promulgated, issued or deemed applicable to the transactions contemplated hereby by any federal, state or foreign court, government or governmental authority or agency, which would reasonably be expected to result, directly or indirectly, in any of the consequences referred to in Section 9.01 hereof;

              (h) Buyer shall not have discovered any fact or circumstance existing as of the date of this Agreement which has not been disclosed to Buyer as of the date of this Agreement regarding the Business or Assets, which is, individually or in the aggregate with other such facts and circumstances, materially adverse to the value of the Assets or the Business, as determined by the Buyer in its reasonable discretion;

              (i) There shall have been no damage, destruction or loss of or to any of the Assets, whether or not covered by insurance, which, in the aggregate, has, or would be reasonably likely to have, a material adverse effect on the Assets or the Business;

              (j) Buyer shall have received from counsel for Seller and Dauphin a written opinion, dated as of the Closing Date, addressed to Buyer and satisfactory to Buyer's counsel, in form and substance satisfactory to Buyer;

              (k) On the Closing Date, Seller shall have delivered to Buyer all of the following:

                  (1) the Bill of Sale and such other instruments of conveyance, transfer, assignment and delivery as Buyer shall have reasonably requested pursuant to Section 4.02 hereof;

                  (2) the Assignment and Assumption Agreement;

                  (3) certificates of the officers of Seller with the best
              knowledge of the Company or other persons satisfactory to Buyer, dated the Closing Date, stating that the conditions precedent set forth in subsections (a) and (b) above have been satisfied;

                  (4) copies of the third party and governmental consents and approvals referred to in subsections (c) and (d) above;

                  (5) a copy of the text of the resolutions adopted by the board of directors of Seller and Dauphin authorizing the execution, delivery and performance of this Agreement and the consummation of all of the transactions contemplated by this Agreement; along with a certificate executed on behalf of Seller and Dauphin, by its corporate secretary certifying to Buyer that such copy is a true, correct and complete copy of such resolutions, and that such resolutions were duly adopted and have not been amended or rescinded;

                  (6) incumbency certificates executed on behalf of Seller and
              Dauphin by its corporate secretary certifying the signature and office of each officer executing this Agreement ; and

                  (7) copies of executed agreements; and such other
              certificates, documents and instruments as Buyer reasonably requests related to the transactions contemplated hereby.

         8.02 Conditions to Seller's Obligations. The obligations of Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions on or before the Closing Date:

              (a) The representations and warranties set forth in Article V hereof will be true and correct in all material respects at and as of the Closing as though then made and as though the Closing Date had been substituted for the date of this Agreement throughout such representations and warranties, except that any such representation or warranty made as of a specified date (other than the date hereof) shall only need to have been true on and as of such date;

              (b) Buyer shall have performed in all material respects all the covenants and agreements required to be performed by it under this Agreement prior to the Closing;

                  (c) There shall not be threatened, instituted or pending any action or proceeding, before any court or governmental authority or agency, domestic or foreign, (i) challenging or seeking to make illegal, or to delay or otherwise directly or indirectly restrain or prohibit, the consummation of the transactions contemplated hereby or seeking to obtain material damages in connection with such transactions, (ii) seeking to invalidate or render unenforceable any material provision of this Agreement or any of the Related Agreements, or (iii) otherwise relating to and materially adversely affecting the transactions contemplated hereby;

                  (d) There shall not be any action taken, or any statute, rule, regulation, judgment, order or injunction, enacted, entered, enforced, promulgated, issued or deemed applicable to the transactions contemplated hereby by any federal, state or foreign court, government or governmental authority or agency, which would reasonably be expected to result, directly or indirectly, in any of the consequences referred to in Section 9.02 hereof; and

                  (e)    On the Closing Date, Buyer will have delivered to
         Seller:

                         (1) a wire transfer in immediately available funds representing the Dollar portion of the Purchase Price owed to Seller less payables,

                         (2) an executed copy of the Assignment and Assumption Agreement.

                                   ARTICLE IX

                                   TERMINATION

         9.01 Termination. This Agreement may be terminated at any time prior to the Closing:

                  (a)    by the mutual consent of Buyer and Seller;

                  (b) by either Buyer or Seller if there has been a material misrepresentation, breach of warranty or breach of covenant on the part of the other in the representations, warranties and covenants set forth in this Agreement;

                  (c) by either Buyer or Seller if the transactions contemplated hereby have not been consummated by May 15, 2003; provided that, neither Buyer nor Seller will be entitled to terminate this Agreement pursuant to this Section 9.01 (c) if such party's willful breach of this Agreement has prevented the consummation of the transactions contemplated hereby; or

                  (d) by Buyer if, after the date hereof, there shall have been a material adverse change in the financial condition or business of the Business or if, after the date hereof, an event shall have occurred which, so far as reasonably can be foreseen, would result in any such change, except to the extent such change is directly caused by Buyer.

         9.02 Effect of Termination. In the event of termination of this Agreement by either Buyer or Seller as provided in Section 9.01, this Agreement shall become void and there shall be no liability on the part of either Buyer or Seller, or their respective stockholders, officers, or directors, except that Sections 12.01 and 12.02 hereof shall survive indefinitely, and except with respect to willful breaches of this Agreement prior to the time of such termination.

                                    ARTICLE X

                           PURCHASE PRICE ADJUSTMENTS

         10.01 Highland Contract. Seller is currently leasing two items of equipment from Highland Capital Corp. ("Highland"). An identification of the Highland equipment leases is attached hereto as Exhibit H. The parties agree that the Purchase Price shall be reduced by the amount necessary to buy out the Highland leases and place marketable title to the equipment in the name of Buyer (the "Highland Payoff Amount"). The Highland Contract Amount is estimated to be $55,746.13 and will be assumed or paid off at buyers option.

                                   ARTICLE XI

                            SURVIVAL; INDEMNIFICATION

         11.01 Survival of Representations and Warranties. Notwithstanding any investigation made by or on behalf of any of the parties hereto or the results of any such investigation and notwithstanding the participation of such party in the Closing, the representations and warranties contained in Article IV and Article V hereof shall survive the Closing for a period of three years following the Closing Date.

         11.02 Indemnification by Seller and Dauphin. Seller and Dauphin agree to indemnify in full Buyer and its officers, directors, employees, agents and stockholders (collectively, the "Buyer Indemnified Parties") and hold them harmless against any loss, liability, deficiency, damage, expense or cost (including reasonable legal expenses), whether or not actually incurred or paid prior to the third anniversary of the Closing Date (collectively, "Losses"), which Buyer Indemnified Parties may suffer, sustain or become subject to, as a result of (i) any misrepresentation in any of the representations and warranties of Seller or Dauphin contained in this Agreement or in any exhibits, schedules, certificates or other documents delivered or to be delivered by or on behalf of Seller or Dauphin pursuant to the terms of this Agreement or otherwise referenced or incorporated in this Agreement (collectively, the "Related Documents"), (ii) any breach of, or failure to perform, any agreement of Seller or Dauphin contained in this Agreement or any of the Related Documents, or (iii) any "Claims" (as defined in Section 11.04(a) hereof) or threatened Claims against Buyer arising out of the actions or inactions of Seller or Dauphin with respect to the Assets or the Business prior to the Closing (collectively, "Buyer Losses").

         11.03 Indemnification by Buyer. Buyer agrees to indemnify in full the Seller, and its officers, directors, employees, agents and stockholders (collectively, the "Seller Indemnified Parties") and hold them harmless against any Losses which any of the Seller Indemnified Parties may suffer, sustain or become subject to as a result of (i) any misrepresentation in any of the representations and warranties of Buyer contained in this Agreement or in any of the Related Documents, (ii) any breach of, or failure to perform, any agreement of Buyer contained in this Agreement or any of the Related Documents, or (iii) any Claims or threatened Claims against Seller arising out of the actions or inactions of Buyer with respect to the Assets or the Business after the Closing (collectively, "Seller Losses").

                                   ARTICLE XII

                                  MISCELLANEOUS

         12.01 Press Releases and Announcements. Prior to the Closing Date, no party hereto shall issue any press release (or make any other public announcement) related to this Agreement or the transactions contemplated hereby or make any announcement to the employees, customers or suppliers of Seller without prior written approval of the other party hereto, except as may be necessary, in the opinion of counsel to the party seeking to make disclosure, to comply with the requirements of this Agreement or applicable law. If any such press release or public announcement is so required, the party making such disclosure shall consult with the other party prior to making such disclosure, and the parties shall use all reasonable efforts, acting in good faith, to agree upon a text for such disclosure which is satisfactory to both parties.

         12.02 Expenses. Except as otherwise expressly provided for herein, Seller, Buyer and Dauphin will pay all of their own expenses (including attorneys' and accountants' fees, in connection with the negotiation of this Agreement, the performance of their respective obligations hereunder and the consummation of the transactions contemplated by this Agreement (whether consummated or not).

         12.03 Further Assurances. Seller and Dauphin agree that, on and after the Closing Date, it shall take all appropriate action and execute any documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to carry out any of the provisions hereof, including, without limitation, putting Buyer in possession and operating control of the Assets and transferring all Permits and Environmental Permits to Buyer that are transferable.

         12.04 Cooperation and Exchange of Information. Buyer, Seller and Dauphin shall provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax return, amended return or claim for refund, determining a liability for Taxes or a right to a refund of Taxes or in conducting any audit or proceeding in respect of Taxes. Such cooperation and information shall include providing copies of relevant Tax returns or portions thereof, together with accompanying schedules and related work papers and documents relating to rulings or other determinations by Taxing authorities. Each party shall make its employees available on a mutually convenient basis to provide explanation of any documents or information provided hereunder. The Seller or Dauphin upon written request by the Buyer, will provide to the Buyer such factual information reasonably necessary for filing Tax returns, Tax planning and contesting any Tax audit that the Seller or Dauphin possesses as the Buyer may reasonably request with respect to the Assets (which information the Seller agrees to maintain and preserve for so long as it may be needed by the Buyer).

         12.05 Amendment and Waiver. This Agreement may not be amended or waived except in a writing executed by the party against which such amendment or waiver is sought to be enforced. No course of dealing between or among any persons having any interest in this Agreement will be deemed effective to modify or amend any part of this Agreement or any rights or obligations of any person under or by reason of this Agreement.

         12.06 Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when personally delivered or three business days after being mailed by first class U.S. mail, return receipt requested, or when receipt is acknowledged, if sent by facsimile, telecopy or other electronic transmission device. Notices, demands and communications to Buyer, Seller or Dauphin will, unless another address is specified in writing, be sent to the address indicated below:


         -----------------------------------------------------------------------
          Notices to Buyer:                   With a copy to:
          BROADBAND HOLDINGS, LLC             MPH INVESTMENTS, LLC
          300 East 50/th/ St. North           426 Forest Highlands
          Sioux Falls, SD 57104               Flagstaff, Arizona 86001
                Attn: Philip J. Paolino               Attn: Philip J. Paolino
          Facsimile No. (928) 525-1595        Facsimile No. (928) 525-1595


         -----------------------------------------------------------------------
          Notices to Buyer:                   with a copy to:
          Jim Mandel                          Steven Bell
          Vicom, Inc.                         Vicom, Inc.
          9449 Science Center Drive           9449 Science Center Drive
          New Hope, Minnesota 55428           New Hope, Minnesota 55428
          Telecopy: (612) 504-3060:           Telecopy: (612) 504-3060


         -----------------------------------------------------------------------
          Notices to Seller:                  With a copy to:
          Dauphin Technology, Inc.            Rieck and Crotty
          800 E. Northwest Hwy.               55 W. Monroe St.
          Suite 950                           Suite 3390
          Palatine, Il. 60074                 Chicago, Il. 60603
                Attn: Chris Geier                     Attn: Ron Duplack
          Facsimile No. (847-358-4407)        Facsimile No. 312-726-0647


         -----------------------------------------------------------------------

         12.07 Assignment. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by either party hereto without the prior written consent of the other party hereto.

         12.08 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

         12.09 Complete Agreement. This Agreement and the Related Agreements and the Exhibits hereto, the Disclosure Schedule and the other documents referred to herein contain the complete agreement between the parties and supersede any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.

         12.10 Counterparts. This Agreement may be executed in one or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same instrument.

         12.11 Governing Law. The internal law, without regard to conflicts of laws principles, of the State of Illinois will govern all questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                 MULTIBAND, INC.

                                 BY:____________________
                                 Name Jim Mandel
                                 Title:_________________


                                                  BROADBAND HOLDINGS, LLC

                                                  By: __________________________
                                                  Name Philip J. Paolino
                                                  Title: Manager


                                                  SUNCOAST AUTOMATION, INC.


                                                  By:___________________________
                                                  Name:_________________________
                                                  Title:________________________


                                                  DAUPHIN TECHNOLOGY, INC.


                                                  By:___________________________
                                                  Name:_________________________
                                                  Title:________________________